Exhibit 23.3

SRK Consulting	SRK Consulting (U.S.), Inc.
Engineers and Scientists	7175 West Jefferson Avenue, Suite 3000
Lakewood, CO
USA 80235

denver@srk.com
www.srk.com

Tel: 303.985.1333
Fax: 303.985.9947

December 14, 2011

EMC Metals Corp.
501 - 1430 Greg Street
Sparks, Nevada
USA 89431

Re:	EMC Metals Corp. (the “Company”)
Registration Statement on Form S-8 (the “Registration Statement”)

I refer to the reports entitled “NI 43-101 Technical Report on Resources MEC Metals Corp., Springer Facility – Sutton Beds, Nevada, USA” and “NI 43-101 Technical Report on Resources EMC Metals Corp. Carlin Vanadium Project, Carlin Nevada” prepared by SRK Consulting (the "Reports") as referenced in the Registration Statement and documents incorporated by reference therein.

This letter is being filed as my consent to the use of my name and the Reports in the Registration Statement and in documents incorporated by reference therein.

I confirm that I have read the relevant portions of the Registration Statement and I have no reason to believe that there are any misrepresentations that are derived from the Reports referred to above or that are within my knowledge as a result of the services I performed in connection with such Reports.

I consent to the filing of this consent with the United States Securities and Exchange Commission as part of the Company's Form S-8 and any amendment thereto, including post-effective amendments.

Yours truly,

SRK CONSULTING

Per:	/s/ Bart Stryhas
Bart Stryhas, Ph.D., C.P.G